EXHIBIT 99.1

Company Contact:	Patricia J. Brown	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company (419) 424-4370 pjbrown@coopertire.com	Dec. 15 2008

Cooper Tire Agreement with Texarkana Local 752L Ratified

Findlay, Ohio, Dec. 15, 2008 — Cooper Tire & Rubber Company (NYSE:CTB) today announced the United Steelworkers of America Local 752L, representing workers at the Texarkana, Ark. facility overwhelmingly ratified a new three-year contract in voting which took place December 13.

Cooper’s Senior Vice President, Global Human Resources, Mark W. Krivoruchka commented, “We want to thank the local union officers for their leadership during this sensitive period. They provided guidance and cooperation to help the Texarkana plant achieve cost savings in order to help strengthen Cooper Tire’s competitive position. We need this spirit of collaboration to continue as we face the challenging times ahead in the U.S. tire market.”

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.